Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 29, 2007 (except for Note 15, as to which the date is ______, 2007), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-141740) and related Prospectus of comScore, Inc. for the registration of 5,750,000 shares of its common stock.
Ernst & Young LLP
McLean, Virginia
     The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 15 to the consolidated financial statements.
/s/ Ernst & Young LLP
McLean, Virginia
June 8, 2007